Exhibit 23.1

Onestop Assurance PAC
10 Anson Road
#06-15 International Plaza
Singapore 079903
Tel: 9644 9531
Email:audit@onestop-ca.com
Website: www.onestop-ca.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-266373) and S-3 (File No. 333-270324) of our report dated December 28, 2023, relating to the consolidated financial statements of Green Giant Inc. as of and for the years ended September 30, 2023 and 2022, which appears in this Annual Report on Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the heading “Expert” in such Registration Statements.

Very truly yours

/s/ OneStop Assurance PAC

Singapore

December 28, 2023